Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

ZEVRA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Fees to be paid	Equity	Common Stock	457(c)	2,269,721	$13,436,748.32	0.00014760	$1,983.26

	Total Offering Amounts						$1,983.26

	Total Fees Previously Paid						—

	Total Fee Offsets						—

	Net Fee Due						$1,983.26

(1)	Represents the aggregate principal amount of each series of notes to be issued in the exchange offers to which this registration statement relates.
(2)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on January 31, 2024, as reported on the NASDAQ.